Exhibit 99.1

Covidien Announces Definitive Agreement to Sell U.S. Radiopharmacies

DUBLIN – December 17, 2009 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced a definitive agreement to sell its radiopharmacies in the United States to Triad Isotopes, Inc. of Orlando, Florida. Triad operates a network of 26 nuclear radiopharmacies and six cyclotron facilities in the southeast United States. Financial terms of the transaction were not disclosed.

The decision to divest the network of 37 Mallinckrodt radiopharmacies was made following a thorough review and evaluation of a number of strategic alternatives. The decision is consistent with Covidien’s strategy to streamline its portfolio and reallocate resources to its faster-growing, higher-margin businesses, where the Company has or can develop a global competitive advantage. The move allows the Company greater focus on continuing to develop and provide quality products that deliver better value and help to improve patient outcomes.

Covidien’s radiopharmacy net sales were approximately $180 million in fiscal 2009.

Completion of the transaction is subject to customary closing conditions, as well as receipt by Triad of necessary state and federal licenses and Triad’s ability to secure financing for the transaction, with closing expected during the second calendar quarter of 2010. The transaction is not expected to have a material effect on Covidien’s operating income or earnings per share for fiscal 2010 or 2011.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue in excess of $10 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

JoAnna Schooler	Coleman Lannum, CFA
Director, Communications	Vice President
Pharmaceuticals	Investor Relations
314-654-3543	508-452-4343
joanna.schooler@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the possibility that the transaction will not close or that the closing may be delayed, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payers and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, including legacy Tyco-related litigation, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates or potential environmental liabilities. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.